EXHIBIT 99.1

Broadridge Expands Asset Management Technology Suite With
Acquisition of ClearStructure

Powerful SaaS offering extended to private debt markets

NEW YORK, Nov. 20, 2019 – Broadridge Financial Solutions, Inc. (NYSE:BR), a global Fintech leader and part of the S&P 500® Index, has acquired ClearStructure Financial Technology, a global provider of portfolio management solutions for the private debt markets.

Today, Broadridge’s SaaS technology powers more than 550 hedge funds, traditional asset managers and fund administrators with a complete front-to-back, multi-asset class solution that simplifies and improves firm trading and operations. As private markets continue to grow and present opportunities for asset managers to find alpha and differentiate themselves, the addition of ClearStructure’s private debt capabilities will create a differentiated solution in the market and enable Broadridge to serve new clients.

“ClearStructure’s component services enhance our existing multi-asset class, front-to-back office solution, providing our clients with a unique capability to access the public and private markets,” said Eric Bernstein, Broadridge's head of asset management solutions. “This acquisition aligns to Broadridge’s strategy of providing a true cross-asset platform to enable asset management clients to have a single view into their entire book of business.”

“We’re delighted to join Broadridge and to offer expanded portfolio management technology to create optimum investment workflow efficiency for portfolio managers, investment analysts, risk professionals, and operations teams,” said ClearStructure CEO Scott Turley.

Jefferies LLC acted as the exclusive financial advisor to Broadridge. Marlin & Associates acted as the exclusive strategic and financial advisor to ClearStructure Financial Technology. Terms of the transaction were not disclosed.

About Broadridge
Broadridge Financial Solutions, Inc. (NYSE: BR), a $4 billion global Fintech leader, is a leading provider of investor communications and technology-driven solutions to banks, broker-dealers, asset and wealth managers and corporate issuers. Broadridge's infrastructure underpins proxy voting services for over 50 percent of public companies and mutual funds globally, and processes on average more than U.S.$7 trillion in fixed income and equity securities trades per day. Broadridge is part of the S&P 500® Index and employs over 11,000 full-time associates in 18 countries. For more information about Broadridge, please visit www.broadridge.com.

About ClearStructure
ClearStructure Financial Technology delivers technology solutions capable of meeting the diverse needs of the investment industry. The Sentry solution offers managers broad front-to-back-office functionality on a single platform across many asset types. ClearStructure’s Sentry product suite is used by many of the largest and most respected financial institutions and investment firms in the world.

Contacts:

Investors:	Media:

W. Edings Thibault	Linda Namias
Broadridge Financial Solutions	Broadridge Financial Solutions
+1 516-472-5129	+1 631-254-7711
Edings.Thibault@Broadridge.com	Linda.Namias@Broadridge.com